Exhibit 99.1

Edesa Biotech and Stellar Biotechnologies Complete Business Combination

TORONTO, June 7, 2019 /PRNewswire/ – Edesa Biotech, Inc., a clinical-stage biopharmaceutical company, today reported that the previously announced business combination with Stellar Biotechnologies, Inc. (Nasdaq: SBOT) (“Stellar”), which was completed pursuant to a share exchange agreement, has closed. The combined company will focus on the development and advancement of innovative treatments for dermatological and gastrointestinal indications. The combined company will be called Edesa Biotech, Inc. and will commence trading on the Nasdaq Capital Market on June 10, 2019 under the symbol “EDSA.”

“With the transaction now completed, we are working diligently to deliver on our mission to develop and commercialize innovative drug products that address unmet medical needs for large, underserved patient populations,” said Dr. Par Nijhawan, Chief Executive Officer of Edesa. “We have a number of upcoming clinical milestones and look forward to completing the studies needed to advance our lead asset and developing additional innovative products”

Edesa’s lead product candidate, EB01, is a non-steroidal, anti-inflammatory treatment for chronic allergic contact dermatitis. The topical therapy employs a novel mechanism of action, and in two clinical studies has demonstrated statistically significant improvement of multiple symptoms in contact dermatitis patients. Edesa is in the early stages of conducting a 160-patient Phase 2B clinical study evaluating EB01, and expects the first patient to be enrolled by the third quarter of 2019. Edesa also intends to expand the utility of its sPLA2 inhibitor technology, which forms the basis for EB01, across multiple indications and seek additional novel products or technologies.

After giving effect to the new Stellar shares issued in the share exchange, the former shareholders and option holders of Edesa own approximately 88% and the shareholders and option holders of Stellar prior to the share exchange own approximately 12% of the combined company on a fully-diluted basis, calculated in accordance with the share exchange agreement.

In connection with the closing of the transaction, the combined company plans to effect a one-for-six reverse share split at 4:00 p.m. Eastern Time on June 7, 2019. At the effective time of the reverse share split, every six shares of the combined company’s common shares will be consolidated into one common share. No fractional shares will be issued in the reverse share split. Pursuant to the laws of the province of British Columbia, each fractional share resulting from the reverse share split that is less than ½ a share will be cancelled and each fractional share that is at least ½ a share will change to one whole share. This action is being taken to meet the minimum bid price requirement of new listings on the Nasdaq Capital Market. Following the closing of the exchange transaction and after giving effect to the reverse share split, the combined company expects to have approximately 7,138,233, shares issued and outstanding.

The combined company will operate under the leadership of Dr. Par Nijhawan, Edesa’s Chief Executive Officer, Michael Brooks, Edesa’s Vice President Corporate Development and Strategy and Kathi Niffenegger, Stellar’s Chief Financial Officer.

The securities issued in the share exchange have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (SEC) or an applicable exemption from such registration requirements.

Fasken Martineau DuMoulin LLP (Canada) and Stubbs Alderton & Markiles, LLP (USA) acted as legal advisors to Edesa in the transaction. H.C. Wainwright & Co. acted as transaction advisor and Greenburg Traurig LLP (USA) and McMillan LLP (Canada) acted as legal advisors to Stellar.

Information for Shareholders

Shareholders owning Edesa (formerly Stellar) shares via a broker, bank or other nominee will have their positions updated to reflect the reverse share split as well as the change in company name and trading symbol, subject to such broker's particular processes, and will not be required to take any action in connection with the share split or business combination. Similarly, registered shareholders holding shares electronically in book-entry form do not need to take any action. Edesa's transfer agent, Computershare Investor Services Inc., will instruct any shareholders with paper certificates on the exchange process. The new CUSIP number for the combined company's common shares will be 27966L108.

About Edesa Biotech, Inc.
Edesa Biotech, Inc. (Nasdaq: EDSA) is a clinical-stage biopharmaceutical company focused on efficiently developing innovative treatments that address significant unmet medical needs. Edesa’s lead product candidate, EB01, is a novel non-steroidal anti-inflammatory molecule (sPLA2 inhibitor) for the treatment of chronic allergic contact dermatitis which has demonstrated statistically significant improvements in multiple clinical studies. Edesa also intends to expand the utility of its sPLA2 inhibitor technology, which forms the basis for EB01, across multiple indications. The company is based in Toronto, Canada, with U.S. offices in Southern California.

Edesa Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may," "will," "would," "could," "should," "might," "potential," or "continue" and variations or similar expressions, including statements related to: the expectations related to the reverse share split, the number of shares outstanding following the exchange and reverse share split and strategic plans relating to the combined company’s business. Readers should not unduly rely on these forward-looking statements, which are not a guarantee of future performance. There can be no assurance that forward-looking statements will prove to be accurate, as all such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results or future events to differ materially from the forward-looking statements. Such risks include: the inability to successfully integrate the businesses or the risk that such integration may be more difficult, time-consuming or costly than expected, the risk that the expected benefits of the proposed combination are not realized, the ability of Edesa to obtain regulatory approval for or successfully commercialize any of its product candidates, the risk that access to sufficient capital to fund Edesa’s operations may not be available or may be available on terms that are not commercially favorable to Edesa, the risk that Edesa’s product candidates may not be effective against the diseases tested in its clinical trials, the risk that Edesa fails to comply with the terms of license agreements with third parties and as a result loses the right to use key intellectual property in its business, Edesa’s ability to protect its intellectual property and the timing and success of submission, acceptance and approval of regulatory filings. Many of these factors that will determine actual results are beyond the company's ability to control or predict. For a discussion of further risks and uncertainties related to Edesa's business, please refer to Edesa’s public company reports filed with the U.S. Securities and Exchange Commission and the British Columbia Securities Commission. All forward-looking statements are made as of the date hereof and are subject to change. Except as required by law, Edesa assumes no obligation to update such statements.

Contacts
Gary Koppenjan
Edesa Biotech, Inc.
(805) 488-2800
investors@edesabiotech.com